Exhibit 10.1

Execution Version

Cooperation Agreement

This Cooperation Agreement (this “Agreement”), dated as of March 11, 2023, is by and among ON24, Inc., a Delaware corporation (the “Company”), and Indaba Capital Management L.P., on behalf of the entities listed on Schedule A (Indaba Capital Management L.P., together with such entities listed on Schedule A, the “Stockholder”). The Company and the Stockholder are sometimes together referred to herein as the “Parties,” and each, a “Party.”

1. Company Board and Related Matters.

(a) Size of Board. Prior to the execution of this Agreement, the Company’s board of directors (the “Board”) has duly adopted a resolution to increase the size of the Board from seven (7) directors to nine (9) directors, effective as of March 11, 2023, with the vacancies created by such increase occurring in class II and class I, which such vacancies shall be filled in accordance with Section 1(b)(i). Until the Expiration Date (as defined below), except as set forth in Section 1(b)(i) below, the size of the Board may not be increased above nine (9) directors, without the prior written consent of the Stockholder.

(b) Board Actions. As of the date of this Agreement, the Board and all applicable committees of the Board have taken the following actions:

(i) the Board and all applicable committees of the Board have duly appointed Cynthia Paul (the “Non-Indaba Stockholder Designee”) to serve as a class II director of the Company, with a term expiring at the Company’s 2023 annual meeting of stockholders (the “2023 Annual Meeting”) and Ronald Mitchell (the “Indaba Designee”) to serve as a class I director of the Company, with a term expiring at the 2025 annual meeting of stockholders, in each case effective as of the date hereof (the “Appointment Date”); provided, that if, on or prior to the Expiration Date (as defined below), the Company notifies the Stockholder and Indaba Designee (or any Replacement Director (as defined below)) that the Board does not wish for the Indaba Designee (or any Replacement) to continue as a director after the 2024 annual meeting of stockholders (the “2024 Annual Meeting”), the Indaba Designee (or any Replacement Director) shall resign, effective at the 2024 Annual Meeting, pursuant to the irrevocable resignation letter executed simultaneous herewith and attached hereto as Schedule B; and provided, further, that the Board, in its discretion, may appoint a new director to the Board after giving notice to the Stockholder and Indaba Designee (or any Replacement Director) that the Board does not wish for the Indaba Designee (or any Replacement Director) to continue as a director after the 2024 Annual Meeting;

(ii) the Board and all applicable committees of the Board have determined that each of the Non-Indaba Stockholder Designee and the Indaba Designee is “independent” under the rules and regulations of the New York Stock Exchange listing standards and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”); and

(iii) If, at any time prior to the Expiration Date, the Indaba Designee (or any Replacement Director) is unable to serve as a director for any reason and ceases to be a director, the Stockholder shall have the right to propose to the Company a replacement director (a “Replacement Director”) (it being understood by the Parties that any proposed Replacement Director employed by or affiliated with the Stockholder shall be not acceptable) with relevant financial and business experience, who qualifies as “independent” pursuant to the New York Stock Exchange’s listing standards and the SEC rules and regulations; provided that the Stockholder’s right to propose a Replacement Director pursuant to this Section 1(b)(iii) shall immediately terminate when the Stockholder ceases to beneficially own, in the aggregate, 5.0% of the outstanding Common Stock (as defined below). Any candidate for Replacement Director shall be subject to the reasonable approval of the Nominating and Corporate Governance Committee and the Board, which approval shall occur as soon as practicable following the Stockholder proposing a director and shall not be unreasonably withheld, conditioned or delayed, and such Replacement Director shall be appointed to the Board within five (5) business days after the Board and the Nominating and Corporate Governance Committee have approved of such candidate. Any Replacement Director, subject to relevant qualifications in the event the Indaba Designee sits on the Audit Committee, appointed to the Board in accordance with this Section 1(b)(iii) shall be appointed to any applicable committee of the Board of which the replaced director was a member immediately prior to such director’s resignation or removal. Until the Expiration Date, in the event the Board or the Nominating and Corporate Governance Committee determines in good faith not to approve any Replacement Director proposed by the Stockholder, the Stockholder shall have the right to propose additional Replacement Directors in accordance with this Section 1(b)(iii) until a Replacement Director is appointed to the Board.

(c) 2023 Annual Meeting Nominees. The Company agrees that the slate of nominees recommended by the Board in the Company’s proxy statement and on its proxy card relating to the 2023 Annual Meeting shall include the Non-Indaba Stockholder Designee. The Company shall list the Non-Indaba Stockholder Designee and the other class II nominees selected by the Board in the proxy statement and proxy card prepared, filed and delivered in connection with such meeting and recommend that the Company’s stockholders vote in favor of the election of the class II nominees and otherwise support the class II nominees.

(d) Board Declassification. The Company agrees that following the execution of this Agreement, the Board and all applicable committees of the Board shall take all necessary actions to seek the approval of the Company’s stockholders at the 2023 Annual Meeting of an amendment to the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to declassify the structure of the Board, with the method of such declassification to be determined by the Board, with the Board becoming fully declassified at the 2026 annual meeting of stockholders.

(e) Voting. Until the Expiration Date, the Stockholder shall, or shall cause its respective Affiliates (as defined below), or representatives to, appear in person or by proxy at any annual meeting or special meeting and vote all shares of common stock of the Company, par value $0.001 per share (“Common Stock”), over which the Stockholder, or its Affiliates respectively has voting power in accordance with the Board’s recommendations at any annual meeting or special meeting with respect to (i) the election or removal of directors, (ii) the ratification for the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023 and (iii) all other matters and proposals up for a stockholder vote; provided, however, that in the event that Institutional Shareholder Services, Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise than the Board with respect to any proposal submitted by the Company or any of its stockholders (other than proposals relating to the election or removal of directors), the Stockholder will be permitted to vote in accordance with the ISS or Glass Lewis recommendation in its discretion; provided, further, that the Stockholder shall be permitted to vote in its discretion on any proposal of the Company which is put to a vote of stockholders in respect of (i) any takeover defenses, including but not limited to, a stockholder rights plan, or (ii) any Extraordinary Transaction (as defined below) or Change in Control (as defined below) transaction.

(f) Board Committees. Immediately following his appointment to the Board, the Indaba Designee (or any Replacement Director) will be appointed to the Nominating and Corporate Governance Committee of the Board.

(g) Board Compensation and Other Benefits. The Company agrees that the Indaba Designee (and any Replacement Director) shall receive (i) the same benefits of director and officer insurance as all other non-management directors on the Board, (ii) the same compensation for his or her service as a director as the compensation received by other non-management directors on the Board, and (iii) such other benefits on the same basis as all other non-management directors on the Board. The Stockholder acknowledges, and the Indaba Designee (and any Replacement Director) will agree, that the policies, procedures, processes, codes, rules, standards and guidelines applicable to other directors of the Company, including the Corporate Governance Guidelines, will be applicable to the Indaba Designee (and any Replacement Director) during such director’s term of office.

2. Standstill. From the date hereof and continuing until the date (the “Expiration Date”) pursuant to which stockholder nominations for director elections are permitted pursuant to the Company’s Amended and Restated Bylaws (“Bylaws”) with respect to the 2024 Annual Meeting, it being understood that, subject to the exercise of its fiduciary duties, the Board shall not advance or delay the 2024 Annual Meeting such that a new time period will be commenced for stockholder nominations, the Stockholder will not, and will cause its respective Affiliates not to, directly or indirectly:

(a) solicit proxies, encourage or engage in any “solicitation” (as such term is used in the proxy rules in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of proxies or written consents of stockholders with respect to, or from the holders of, any shares of Common Stock or any other securities of the Company entitled to vote in the election of directors or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies (collectively, “Voting Securities”), or make, encourage or in any way participate in (other than by voting its shares of Voting Securities in a way that does not violate this Agreement), any solicitation of any proxy, consent or other authority to vote any Voting Securities with respect to the election of directors or any other matter, otherwise conduct any nonbinding referendum with respect to the Company, or seek to advise or encourage any person in, any proxy contest or any solicitation with respect to the Company not approved and recommended by the Board, including relating to the removal or the election of directors, other than solicitations or actions as a participant in support of all of the Company’s nominees;

(b) except solely among the entities identified on Schedule A or any of their Affiliates, form, join or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with any person with respect to any Voting Securities, or deposit any Voting Securities in a voting trust or subject any Voting Securities to any voting agreement or other arrangement of similar effect;

(c) seek to call, alone or in concert, a special meeting of the stockholders of the Company or seek to make, or make, a stockholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the stockholders of the Company;

(d) (i) except as expressly permitted by this Agreement, seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board or (ii) seek, alone or in concert with others, the removal of any member of the Board;

(e) advise, knowingly encourage, support, instruct or influence any person with respect to any of the matters covered by this Section 2 or with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1, or seek to do so;

(f) institute, solicit or join any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries, its current or former directors or its officers (including derivative actions), each in their capacity as such (other than to enforce its rights under this Agreement), make any request for stock list materials or other books and records of the Company or any of its subsidiaries under Section 220 of the Delaware General Corporation Law or any other statutory or regulatory provisions providing for stockholder access to books and records of the Company or its Affiliates;

(g) enter into or maintain any economic, compensatory or pecuniary arrangements with any director of the Company, including any Indaba Designee or Non-Indaba Stockholder Designee;

(h) make any request or submit any proposal to amend or waive any of the terms of this Agreement which would reasonably be expected to result in a public announcement or public disclosure of such request or proposal or give rise to a requirement to so publicly announce or disclose such request or proposal;

(i) make or submit any proposal, announcement, statement or request regarding: (i) controlling, changing or influencing the Board or management of the Company, including proposals to change the number or term of directors or to fill any vacancies on the Board, (ii) any Extraordinary Transaction or exploration thereof (it being understood that this clause 2(j)(ii) shall not restrict the Stockholder from tendering shares, receiving payment for shares or otherwise participating in any such transaction on the same basis as other stockholders of the Company, or from participating in any such transaction that has been approved by the Board) or (iii) any other material change in the Company’s or any of its subsidiaries’ operations, business, securities, assets, Certificate of Incorporation, Bylaws, corporate strategy, corporate structure, capital structure or allocation, or share repurchase or dividend policies;

(j) enter into any negotiations, arrangements, understanding or agreements (whether written or oral) with, or advise, finance, assist, seek to persuade or knowingly encourage, any third party to take any action or make any statement in connection with any of the foregoing, or make any investment in or enter into any arrangement with any other person that engages, or offers or proposes to engage, in any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

(k) initiate, encourage or participate in any “withhold” or similar campaign with respect to any meeting of stockholders;

(l) take any action challenging the validity or enforceability of this Section 2 or this Agreement, or make or in any way advance any request or proposal that the Company or Board amend, modify or waive any provision of this Agreement; provided, that the Stockholder may make confidential requests to the Board to amend, modify or waive any provision of this Section 2, which the Board may accept or reject in its sole discretion, so long as any such request is not publicly disclosed by the Stockholder and is made by the Stockholder in a manner that does not require the public disclosure thereof by the Company, the Stockholder or any other person; or

(m) enter into any agreements or undertakings with any person with respect to the foregoing.

Notwithstanding anything set forth herein to the contrary, nothing set forth in this Agreement shall be deemed to prevent the Stockholder from (i) communicating privately with the Board or any of the Company’s senior executive officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require the Company or its Affiliates, the Stockholder or its Affiliates or any third party to make public disclosure with respect thereto, (ii) identifying potential director candidates to serve on the Board, so long as such actions (x) do not create, and that the Stockholder would not reasonably expect to create, a public disclosure obligation for the Company or its Affiliates, the Stockholder or its Affiliates or any third party, (y) are not publicly disclosed by the Stockholder or its Affiliates and (z) are undertaken on a basis reasonably designed to be confidential; (iii) making or sending private communications to then-existing investors in the Stockholder or any of its Affiliates, provided that any statements or communications (1) are based on publicly available information, (2) are not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications and (3) are not made with an intent to circumvent any of the restrictions in this Agreement; (iv) taking any action to the extent necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Stockholder, provided that any such necessity or requirement did not arise as a result of acts by the Stockholder or its Affiliates that triggered such necessity or requirement; or (v) communicating privately with stockholders of the Company when such communication is not made with an intent to otherwise violate, and would not be reasonably expected to result in a violation of, any provision of this Agreement.

Notwithstanding anything contained in this Agreement to the contrary, the provisions of Sections 2 and 4(c) of this Agreement shall automatically terminate upon the announcement of the Company entering into a definitive agreement, which, once consummated, would constitute a Change in Control transaction.

As used herein a “Change in Control” transaction shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total fair market value or total combined voting power of the Company’s then-outstanding equity securities or (ii) the Company effects a merger or a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s stockholders retain less than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of directors, or (iii) the Company sells all or substantially all of its assets to a third party.

As used herein “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, scheme, arrangement, sale of all or substantially all assets or sale, spinoff, splitoff or other similar separation of one or more business units, business combination, recapitalization, restructuring, reorganization liquidation, dissolution, extraordinary dividend, share repurchase or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets).

3. Additional Agreements.

(a) The Stockholder agrees that it will cause its Affiliates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate. As used in this Agreement, (i) the term “Affiliate” shall have the respective meaning set forth in Rule 12b-2 promulgated by the Exchange Act and shall include all persons or entities that at any time during the term of this Agreement become Affiliates of any person or entity referred to in this Agreement and (ii) a breach of this Agreement by an Affiliate of any member of the Stockholder, if such Affiliate is not a party hereto, shall be deemed to occur if such Affiliate engages in conduct that would constitute a breach of this Agreement if such Affiliate was a party hereto to the same extent as the Stockholder.

(b) During the term of this Agreement, upon written request from the Company, the Stockholder will promptly provide the Company with information regarding the amount of Common Stock then beneficially or economically owned by the Stockholder.

4. Press Release; Public Filings; Non-Disparagement.

(a) Press Release. The Parties agree that promptly following the execution and delivery of this Agreement by the Parties, the Company will issue a press release (the “Press Release”) substantially in the form attached to this Agreement as Exhibit A. The $125 million capital return program set forth in the Press Release consists of, among other things, a $50 million dividend (the “Initial Special Dividend”) to be paid in the Company’s second calendar quarter (with the per share amount of such dividend to be set by the Board based on the best current information relating to the outstanding shares that is available to the Company at the time the Board declares the dividend). To the extent that the $125 million of capital (inclusive of the Initial Special Dividend, open market purchases (whether by any 10b5-1 plan or other discretionary purchases) and any definitive accelerated share repurchase (“ASR”) contract settled to date (it being understood that shares paid for by the Company and delivered to the Company by the counter-party up front under a binding ASR program and then retired by the Company shall be counted in an amount equal to the number of shares so retired multiplied by the stock price on such initial delivery date)) has not been returned or paid to stockholders between the date hereof and February 28, 2024, the Company agrees, unless the Company is not deemed solvent under applicable law, that a second special dividend (the “Second Special Dividend”) of up to a maximum of $25 million will be paid promptly thereafter, but no later than March 31, 2024, in an amount, if any, equal to the lesser of (i) $25 million and (ii) the difference between $125 million and the total amount of capital returned or paid to stockholders between the date hereof and February 28, 2024 (inclusive of the Initial Special Dividend, open market purchases (whether under any 10b5-1 plan or other discretionary purchases) and any definitive ASR contract settled as of such date (it being understood that shares paid for by the Company and delivered to the Company by the counter-party up front under a binding ASR program and then retired by the Company shall be counted in an amount equal to the number of shares so retired multiplied by the stock price on such initial delivery date)). In each case, if any, when the Second Special Dividend may become payable, the per share amount of such Second Special Dividend shall be set by the Board based on the best current information relating to the outstanding shares that is available to the Company at the time the Board declares such dividend. The Parties agree that if the Company has not disclosed the aggregate amount of shares repurchased under the capital return program by 10 business days prior to the closing of the deadline by which stockholder nominations for director elections are permitted pursuant to the Bylaws with respect to the 2024 Annual Meeting, the Company, if requested by Indaba, will promptly enter into a non-disclosure agreement on substantially the same terms as the non-disclosure agreement entered into by the Parties on March 1, 2023 pursuant to which the Company will disclose the amount of capital returned under the program through the date such non-disclosure agreement is entered into, it being understood that such information will be cleansed at the next earnings release issued by the Company.

(b) Public Filings. The Parties agree that following the execution and delivery of this Agreement by the Parties, (i) the Company will file with the SEC a Current Report on Form 8-K in respect of this Agreement, and, prior to the filing thereof, the Company shall provide the Stockholder and its counsel a reasonable opportunity to review and comment on such Form 8-K and (ii) the Stockholder will file with the SEC an amendment to its Schedule 13D, and, prior to the filing thereof, the Stockholder shall provide the Company and its counsel a reasonable opportunity to review and comment on such Schedule 13D amendment.

(c) Non-Disparagement. From the date of this Agreement until the end of the Expiration Date, (i) so long as the Company has not breached any material provision of this Agreement and failed to cure such breach within five (5) business days following the receipt of written notice from the Stockholder specifying any such breach, no member of the Stockholder or any of the its respective agents, subsidiaries, affiliates, successors, assigns, officers, partners, key employees or directors (including any persons holding substantially similar positions however titled) shall not in any way, make, or cause to be made (including, without limitation, by press release, other public statement or in any public filing), any statement or announcement that constitutes an ad hominem attack on, or otherwise defames the Company, its Affiliates or the Company’s respective current or former officers or directors, stockholders, agents, attorneys or representatives, or any of the Company’s businesses, products or services and (ii) so long as the Stockholder has not breached any material provision of this Agreement and failed to cure such breach within five (5) business days following the receipt of written notice from the Company specifying any such breach, neither the Company nor any of its subsidiaries (including such persons’ officers, directors and persons holding substantially similar positions however titled) shall not in any way, make, or cause to be made (including, without limitation, by press release, other public statement or in any public filing), any statement or announcement that constitutes an ad hominem attack on, or otherwise defames the Stockholder or its respective Affiliates or any of its respective current or former officers or directors. The foregoing shall not restrict the ability of (A) any Party to this Agreement (x) from making any factual statement, including as required under the federal securities laws or other applicable laws; provided that such requirement did not arise as a result of such actions by the applicable Party or their respective Affiliates that triggered such requirement and (y) to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such party from whom information is sought or (B) the Company to make any ordinary course communications with Company constituencies, including employees, customers, suppliers, investors and stockholders, so long as such ordinary course communications are consistent with this Section 4. The limitations set forth in Section 4(c) shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Section 4(c), if such statement by the other Party was made in breach of this Agreement.

5. Representations of the Company. The Company represents and warrants to the Stockholder that (a) the Company has the corporate power and authority to execute and deliver this Agreement and to bind it hereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law) and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

6. Representations of the Stockholder. The Stockholder represents and warrants to the Company that (a) the Stockholder has the power and authority to execute and deliver this Agreement and to bind itself hereto (and Stockholder has the power and authority to execute and deliver this Agreement and to bind itself and the entities listed on Schedule A to this Agreement), (b) this Agreement has been duly and validly authorized, executed and delivered by the Stockholder, constitutes a valid and binding obligation and agreement of the Stockholder, and is enforceable against the Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law), (c) the execution, delivery and performance of this Agreement by the Stockholder does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Stockholder, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Stockholder is a party or by which it is bound and (d) the Stockholder, together with its Affiliates, has an aggregate economic exposure to 4,240,256 shares of Common Stock (including 4,240,256 shares of Common Stock beneficially owned (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) and 0 shares in economic interest through any swap, hedging transactions, derivative securities or contracts or instruments in any way related to the price of such securities of the Company).

7. Term. Unless otherwise mutually agreed in writing by each Party and except as otherwise provided in this Agreement, each Party’s obligations under this Agreement will extend until the Expiration Date; provided that no expiration or termination of this Agreement will relieve any Party hereto from any liability for a breach of this Agreement prior to such expiration or termination. Notwithstanding anything in this Agreement to the contrary, this Section 7 and Section 9 through Section 17 shall survive the termination of this Agreement.

8. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, nothing contained herein shall require any director to violate his or her fiduciary duties.

9. Expenses. Each Party shall be responsible for its own fees and expenses in connection with, any discussions prior to the date hereof and the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall reimburse the Stockholder for its reasonable and documented out-of-pocket fees and expenses, including legal expenses, arising out of or related to its engagement with the Company to date and the negotiation and execution of this Agreement in an amount not to exceed $200,000.

10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. For the avoidance of doubt, no Party shall be bound by any contractual obligation to the other party until all counterparts to this Agreement have been duly executed by each of the Parties and delivered to the other Party (including by means of electronic delivery).

11. Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Parties would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages may not be an adequate remedy for such a breach. It is accordingly agreed that each Party may be entitled to seek specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof. Each Party agrees to waive any bonding requirement under any applicable law in the case any other Party seeks to enforce the terms by way of equitable relief.

12. APPLICABLE LAW AND JURISDICTION. THIS AGREEMENT WILL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO CHOICE OR CONFLICT OF LAWS, PRINCIPLES OR RULES (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF LAWS OF ANY OTHER JURISDICTION. EACH OF THE PARTIES IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING TO ENFORCE THIS AGREEMENT OR PROCEEDING ARISING OUT OF THIS AGREEMENT WILL BE BROUGHT EXCLUSIVELY IN ANY STATE COURT WITHIN THE STATE OF DELAWARE (OR, IF SUCH COURTS DECLINE TO ACCEPT JURISDICTION, ANY FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY

IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY WAIVES ANY ARGUMENT THAT SUCH COURTS ARE AN INCONVENIENT OR IMPROPER FORUM. EACH PARTY CONSENTS TO SERVICE OF PROCESS BY A REPUTABLE OVERNIGHT DELIVERY SERVICE, SIGNATURE REQUESTED, TO THE ADDRESS OF SUCH PARTY’S PRINCIPAL PLACE OF BUSINESS OR AS OTHERWISE PROVIDED BY APPLICABLE LAW.

13. Notice. All notices and other communications hereunder shall be in writing and shall be deemed delivered, given and received if (a) given by email, when transmitted (with written confirmation of completed transmission other than any automated reply), (b) given by a nationally recognized overnight carrier (with written confirmation of delivery), three (3) business days after being sent or (c) if given by any other means, when actually received during normal business hours, to the parties hereto at the following addresses (or to such other address as such party may have specified in a written notice given to the other parties); provided that any notice delivered pursuant to clauses (b) or (c) of this Section 13 is also contemporaneously delivered to the email address of such party set forth below (for the avoidance of doubt, such email shall not in and of itself be deemed delivered given and received of such communications and legal process):

If to the Company:

ON24, Inc.

50 Beale Street, 8th Floor

San Francisco, CA 94105

Attention:        Bill Weesner

Email:              william.weesner@on24.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, CA 94301

Attention:        Thomas Ivey

Email:              thomas.ivey@skadden.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:        Richard J. Grossman

Email:              richard.grossman@skadden.com

If to you:

Indaba Capital Management, L.P.

One Letterman Drive

Building D, Suite DM 700

San Francisco, CA 94129

Attention:        Derek Schrier

Email:              derek@indabacapital.com

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 6th Avenue

New York, NY 10019

Attention:        Elizabeth Gonzalez-Sussman

Email:              egonzalez@olshanlaw.com

14. Entire Agreement; Amendment. This Agreement, including exhibits and schedules attached to this Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the Parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the Party against whom such waiver or consent is to be effective. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

15. Severability. If at any time subsequent to the date of this Agreement, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement. Each Party agrees to use its commercially reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

16. No Third-Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the Parties and is not binding upon or enforceable by any other persons. No Party may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the Parties, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party.

17. Interpretation and Construction. Each Party acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party, and any controversy over any interpretation of this Agreement shall be decided without regard to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, (i) the word “including” (in its various forms) means “including, without limitation,” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement and (iii) the word “or” is not exclusive.

[Signature Pages Follow]

If the terms of this Agreement are in accordance with your understanding, please sign below and this Agreement will constitute a binding agreement among us.

ON24, INC.

By:	/s/ William Weesner
Name: William Weesner
Title: General Counsel

Acknowledged and agreed to as of the date first written above:

INDABA CAPITAL MANAGEMENT L.P.

By:	/s/ Derek Schrier
Name: Derek Schrier
Title: Managing Partner

[Signature Page to Cooperation Agreement]

Exhibit A

Press Release